EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227381 on Form S-3ASR and Registration Statement Nos. 333-174890, 333-174891 and 333-180926 on Form S-8 of our reports dated November 23, 2022, relating to the financial statements of Capitol Federal Financial, Inc. and subsidiary, and the effectiveness of Capitol Federal Financial, Inc. and subsidiary's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 23, 2022